Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 26, 2022, is by and among Jacobs Engineering Group Inc., a Delaware corporation (“Jacobs”), Jacobs Solutions Inc., a Delaware corporation and a direct wholly-owned subsidiary of Jacobs (“HoldCo”), and JSI Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of HoldCo (“Merger Sub”).

RECITALS

WHEREAS, the purpose of this Agreement, and the transactions contemplated by this Agreement, is to create a new holding company structure and HoldCo and Merger Sub have been formed for the purpose of effecting this new holding company structure;

WHEREAS, the respective Boards of Directors of Jacobs, HoldCo and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of such company and its stockholders;

WHEREAS, at the Effective Time (as defined below), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, Merger Sub will merge with and into Jacobs in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), whereupon the separate existence of Merger Sub shall cease and Jacobs shall be the surviving entity (the “Merger”); and

WHEREAS, for U.S. federal income tax purposes, it is the intention of the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute, and is hereby adopted by the parties hereto as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

MERGER

Section 1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with Section 251(g) of the DGCL, Merger Sub shall be merged with and into Jacobs at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Jacobs shall continue as the surviving entity (the “Surviving Entity”), becoming a direct wholly-owned subsidiary of HoldCo.

Section 1.2 Effective Time.

(a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 4.1, Jacobs shall duly execute and file a Certificate of Merger (the “Certificate of Merger”) substantially in the form set forth as Exhibit A hereto with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as required by the DGCL. The Merger shall become effective as provided in the Certificate of Merger (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) right and title to all assets (including real estate and other property) owned by, and every contract right possessed by, Jacobs and Merger Sub shall vest in the Surviving Entity, and (ii) all liabilities and obligations of Jacobs and Merger Sub shall become the liabilities and obligations of the Surviving Entity. The vesting of such rights, title, liabilities and obligations in the Surviving Entity shall not be deemed to constitute an assignment or an undertaking or attempt to assign such rights, title, liabilities and obligations.

Section 1.3 Organizational Documents.

(a) HoldCo. In accordance with Section 251(g) of the DGCL, HoldCo agrees to file (and Jacobs as the sole stockholder of HoldCo agrees to approve the filing of) an amended and restated certificate of incorporation of HoldCo (substantially in the form set forth as Exhibit B hereto, the “HoldCo A&R Certificate of Incorporation”) with the Delaware Secretary prior to the Effective Time to be effective prior to and as of the Effective Time containing provisions substantively identical to those in the Amended and Restated Certificate of Incorporation of Jacobs (the “Jacobs Certificate of Incorporation”) immediately prior to the Effective Time, except as otherwise permitted by Section 251(g) of the DGCL. HoldCo acknowledges that it has adopted bylaws substantially in the form set forth as Exhibit C hereto to be effective prior to and as of the Effective Time (the “HoldCo A&R Bylaws”) containing provisions substantively identical to those in the Amended and Restated Bylaws of Jacobs dated as of January 26, 2022 (the “Jacobs Bylaws”) in effect immediately prior to the Effective Time.

(b) Surviving Entity.

(i) At the Effective Time, the certificate of incorporation of Jacobs in effect immediately prior to the Effective Time shall be amended and restated in the form attached hereto as Exhibit D (the “Jacobs A&R Certificate of Incorporation”) and, as so effectuated, shall continue in full force and effect as the certificate of incorporation of the Surviving Entity, until otherwise thereafter amended as provided therein or by the DGCL.

(ii) In accordance with Section 251(g) of the DGCL, at the Effective Time, the Jacobs Bylaws shall be amended and restated in the form attached hereto as Exhibit E (the “Jacobs A&R Bylaws”) and, as so effectuated, shall continue in full force and effect as the bylaws of the Surviving Entity, until otherwise thereafter amended as provided therein or by the DGCL.

Section 1.4 Directors and Officers of the Surviving Entity. From and after the Effective Time, the members of the board of directors of the Surviving Entity shall be the members of the board of directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Entity shall be the officers of Jacobs immediately prior to the Effective Time, each to hold office as provided in the Jacobs A&R Certificate of Incorporation and Jacobs A&R Bylaws, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.5 Directors and Officers of HoldCo. From and after the Effective Time, the directors of HoldCo shall be the directors of Jacobs immediately prior to the Effective Time, and the officers of HoldCo shall be certain officers of Jacobs designated by the HoldCo Board, each to hold office as provided in the HoldCo A&R Certificate of Incorporation and HoldCo A&R Bylaws, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE 2

CONVERSION OF SECURITIES; STOCK CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Jacobs, HoldCo, Merger Sub or any holder of any securities of the foregoing entities:

(a) Each share (or fraction of share, as applicable) of common stock, par value $1.00 per share, of Jacobs (the “Jacobs Common Stock”), outstanding immediately prior to the Effective Time, shall be converted into one (or equal fraction of one, as applicable) fully paid and nonassessable share of common stock, par value $1.00 per share, of HoldCo (the “HoldCo Common Stock”) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the corresponding share (or fraction of a share) of Jacobs Common Stock being converted in the Merger. Subject to Section 2.3 below, each right to acquire Jacobs Common Stock outstanding immediately prior to the Effective Time shall be converted into a right to acquire HoldCo Common Stock on the same terms and conditions as the right to acquire Jacobs Common Stock being converted in the Merger;

(b) Each share of HoldCo Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c) Each treasury share of Jacobs shall, by virtue of the Merger and without any action on the part of Jacobs, Holdco or Merger Sub or any holder of any treasury shares, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist; and

(d) Each share of Merger Sub common stock, par value $0.001 per share, held by HoldCo immediately prior to the Effective Time shall automatically convert into 1 share of common stock, par value $1.00 per share, of the Surviving Entity.

Section 2.2 Stock Certificates. Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates and book-entries which immediately prior to the Effective Time represented shares of Jacobs Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of HoldCo Common Stock into which the shares of Jacobs Common Stock formerly represented by such certificates and book-entries have been converted as provided in this Agreement with identical designations, rights, powers and preferences, and qualifications, limitations and restrictions. The registered owner on the books and records of HoldCo or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to HoldCo or its transfer agent, be entitled to exercise any voting and other rights with respect to the applicable shares of HoldCo Common Stock into which the shares of Jacobs Common Stock have been converted as provided in this Agreement.

Section 2.3 Treatment of Equity Awards.

(a) Stock Options. Each stock option to purchase shares of Jacobs Common Stock granted under a Jacobs Stock Incentive Plan (a “Jacobs Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a stock option to purchase shares of HoldCo Common Stock (a “HoldCo Stock Option”) equal to the same number of shares subject to such Jacobs Stock Option immediately prior to the Effective Time, at an exercise price per share of HoldCo Common Stock equal to the same exercise price per share of such Jacobs Stock Option, and such HoldCo Stock Option shall otherwise continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the respective Jacobs Stock Option immediately prior to the Effective Time.

(b) Restricted Stock. Each award of restricted shares of Jacobs Common Stock granted under a Jacobs Stock Incentive Plan (a “Jacobs Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a number of restricted shares of HoldCo Common Stock (a “HoldCo Restricted Stock Award”) equal to the same number of shares subject to such Jacobs Restricted Stock Award immediately prior to the Effective Time, and such HoldCo Restricted Stock Award shall otherwise continue to be governed by the same terms and conditions (including vesting terms, including without limitation any applicable performance-based vesting conditions) as were applicable to the respective Jacobs Restricted Stock Award immediately prior to the Effective Time.

(c) Restricted Stock Units. Each award of restricted stock units denominated in shares of Jacobs Common Stock granted under a Jacobs Stock Incentive Plan (a “Jacobs RSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holders thereof, be converted into a restricted stock unit award denominated in shares of HoldCo Common Stock (a “HoldCo RSU Award”), with respect to the same number of shares subject to such Jacobs RSU Award immediately prior to the Effective Time, and such HoldCo RSU Award shall otherwise continue to be governed by the same terms and conditions (including vesting terms, including without limitation any applicable performance-based vesting conditions) as were applicable to the respective Jacobs RSU Award immediately prior to the Effective Time.

(d) Other Equity-Based Award. Any other equity-based award denominated in shares of Jacobs Common Stock granted under a Jacobs Stock Incentive Plan (an “Other Jacobs Equity-Based Award” and together with each Jacobs Stock Option, Jacobs Restricted Stock Award and Jacobs RSU Award, the “Jacobs Equity-Based Awards”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an equity-based award denominated in shares of HoldCo Common Stock (an “Other HoldCo Equity-Based Award”), with respect to the same number of shares subject to such Other Jacobs Equity-Based Award immediately prior to the Effective Time, and such Other HoldCo Equity-Based Award shall otherwise continue to be governed by the same terms and conditions (including vesting terms, including without limitation any applicable performance-based vesting conditions) as were applicable to the respective Other Jacobs Equity-Based Award immediately prior to the Effective Time. For purposes of this Agreement, “Jacobs Stock Incentive Plans” shall mean, collectively, the Jacobs 1999 Stock Incentive Plan, as amended and restated on January 18, 2018, and the Jacobs 1999 Outside Director Stock Plan, as amended and restated on January 18, 2018.

(e) Employee Stock Purchase Plan. Each right to purchase shares of Jacobs Common Stock pursuant to the Jacobs 1989 Employee Stock Purchase Plan, as amended and restated on January 19, 2017 (the “Jacobs ESPP” and such right, an “ESPP Stock Purchase Right”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a right to purchase shares of HoldCo Common Stock on otherwise the same terms and conditions as were applicable to the ESPP Stock Purchase Right immediately prior to the Effective Time.

ARTICLE 3

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

Section 3.1 Assumption of Jacobs Stock Incentive Plans and Jacobs ESPP. From and after the Effective Time, Holdco shall assume and hereby agrees to perform (subject to and as modified by Section 2.3 above) all obligations of Jacobs pursuant to the Jacobs Stock Incentive Plans, the Jacobs Equity-Based Awards and the Jacobs ESPP. At the Effective Time, the Jacobs Stock Incentive Plans, Jacobs Equity-Based Awards and Jacobs ESPP, and all documents establishing terms, conditions, rights and obligations related to the foregoing, shall each be deemed, automatically and without further action on the part of Jacobs, HoldCo or the holder of any Jacobs Equity-Based Award, to be amended as necessary to provide that references to Jacobs in such agreements, plans and documents shall be read to refer to HoldCo.

Section 3.2 Assumption of Certain Additional Jacobs Plans. From and after the Effective Time, HoldCo shall assume and hereby agrees to perform all obligations of Jacobs pursuant to the Jacobs Executive Severance Plan, as amended and restated on November 2, 2018, Jacobs Directors Deferral Plan, as amended and restated on January 1, 2018, and the Amended and Restated Jacobs (StreetLight) 2011 Stock Plan, as amended and restated on February 4, 2022. At the Effective Time, the Jacobs Executive Severance Plan and Jacobs Directors Deferral Plan and the Amended and Restated Jacobs (StreetLight) 2011 Stock Plan, and all documents establishing terms, conditions, rights and obligations related to the foregoing, shall each be deemed, automatically and without further action on the part of Jacobs, HoldCo or any participant thereunder, to be amended as necessary to provide that references to Jacobs in such agreements, plans and documents shall be read to refer to HoldCo.

Section 3.3 Post-Effective Amendments. It is the intent of the parties that HoldCo, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings of Jacobs under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, HoldCo will file post-effective amendments to Jacobs’s currently effective registration statements (including, without limitation, any such registration statements relating to the Jacobs Stock Incentive Plans and Jacobs ESPP), adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

Section 3.4 Reservation of Shares. On or prior to the Effective Time, HoldCo will reserve sufficient shares of HoldCo Common Stock to provide for the issuance of HoldCo Common Stock to satisfy HoldCo’s obligations under this Agreement.

Section 3.5 Tax Matters. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall not take any actions reasonably likely to cause the Merger not to so qualify, or cause any such actions to be taken. The parties hereto shall file all tax returns consistent with qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and shall not make any inconsistent statement or take any inconsistent position on any tax return, during the course of any proceeding by any governmental authority, or otherwise, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE 4

CONDITIONS TO MERGER

Section 4.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the condition that no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

ARTICLE 5

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated or the completion of the transactions contemplated herein, including without limitation the Merger, may be deferred at any time prior to the Effective Time by action of the Board of Directors of Jacobs, HoldCo or Merger Sub. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Jacobs, HoldCo or Merger Sub by reason of this Agreement.

Section 5.2 Amendment. This Agreement may be amended, modified or supplemented at any time by an instrument in writing signed on behalf of each of the parties.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

Section 6.2 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.3 Further Assurances. From time to time, and when required by HoldCo, Jacobs and/or Merger Sub shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and Jacobs and/or Merger Sub shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Entity or HoldCo, as applicable the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of HoldCo, Jacobs and/or Merger Sub and otherwise to carry out the purposes of this Agreement, and the officers and directors of Jacobs, HoldCo and Merger Sub are authorized fully in the name and on behalf of Jacobs, HoldCo and Merger Sub, as applicable, or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 6.5 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

JACOBS ENGINEERING GROUP INC., a Delaware corporation

By:	/s/ Steven J. Demetriou
Name: Steven J. Demetriou
Title: Chair and Chief Executive Officer

JACOBS SOLUTIONS INC., a Delaware corporation

By:	/s/ Justin Johnson
Name: Justin Johnson
Title: Secretary

JSI MERGER SUB INC., a Delaware corporation

By:	/s/ Justin Johnson
Name: Justin Johnson
Title: Secretary